CUSIP No.  867948101

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

BROWN BROTHERS HARRIMAN & CO.
13-4973745

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION


U. S. A.

5. SOLE VOTING POWER

N/A

6. SHARED VOTING POWER

703.988

7. SOLE DISPOSITIVE POWER

N/A

8. SHARED DISPOSITIVE POWER

703,988

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

703,988

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN SHARES*

[ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW [9]

10.22

12. TYPE OF REPORTING PERSON*

HC

CUSIP No.  867948101

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

BROWN BROTHERS HARRIMAN TRUST COMPANY
13-3193410

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(c) [ ]
(d) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

U. S. A.

5. SOLE VOTING POWER

N/A

6. SHARED VOTING POWER

703,988

7. SOLE DISPOSITIVE POWER

N/A

8. SHARED DISPOSITIVE POWER

703,988

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

703,988

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN SHARES*

[ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW [9]

10.22

12. TYPE OF REPORTING PERSON*

HC